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                                                                  Exhibit 3.2(c)

                2ND AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

                                       OF

                          CHARTER COMMUNICATIONS, INC.

The Amended and Restated Bylaws of the Corporation, are amended as follows effective January 1, 2000:

                            ARTICLE III - DIRECTORS

     SECTION 3.2 Number; Terms and Vacancies. The number of directors, which shall constitute the whole Board, shall be fixed at seven (7) persons, until changed from time to time by resolution of the Board or by the stockholders. Any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled in the manner provided in the Certificate of Incorporation.
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                            CERTIFICATE OF SECRETARY


          The undersigned certifies:

          (1) That the undersigned is duly elected and acting Assistant Secretary of Charter Communications Inc., a Delaware corporation; and

          (2) That the foregoing Amendment No. 2 to the Bylaws of the Corporation was adopted by the Board on the 4th day of November 1999, to be effective on January 1, 2000.


                    IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation this 1st day of January 2000.



                                             /s/ Marcy Lifton
                                             _________________________________
                                             Marcy Lifton, Assistant Secretary







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